EXHIBIT 10.68

PERSONAL SERVICES AGREEMENT

This agreement (“Agreement”) sets forth the understanding between LeSean McCoy (“Athlete”) as represented by KCB Sports Marketing (“KCB”) and Attitude Drinks Incorporated (“Company”) with a principal place of business at 10415 Riverside Drive, Suite 101, Palm Beach Gardens, FL 33410 for Athlete’s services described more fully in Paragraph 2(a) below.  The parties’ understanding with respect to the services is set forth in the following numbered paragraphs.

Whereas, Athlete is a highly skilled, well known professional football player.

Whereas, Athlete is in the process of establishing a Foundation that will be registered as 501(c) 3 charitable organization (“Foundation”).

Whereas, Company is desirous for a Cause Marketing Endorsement (“Campaign”) to promote Company’s new product, Phase III Recovery Drink (“Product’)

Now therefore, in consideration of their mutual promises and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereby agree as follows:

1.           Authorized Agent. a) Athlete hereby designates KCB Sports Marketing, as his authorized agent for all purposes hereunder.  All payments, notices and/or submissions to be made or delivered by Company to Athlete hereunder shall be delivered to the attention of Robert Bailey.

2.           Term.  The term shall begin upon execution of this Agreement and continue in full force and affect for a period of Twelve (12) months commencing March 1, 2012 and continuing through February 28, 2013.

3.           Athlete Services.  For valuable consideration, Athlete agrees to provide COMPANY with the following services during the Term of the Agreement:

(a)	One (1) 2 hour appearance to promote the Product & Campaign (“Appearance”)
i.	on a date/time mutually agreeable to all parties.
ii.	during the Appearance, Athlete shall sign a limited number of autographs and take photographs with consumers in attendance.
iii.	Athlete shall not be required to sign any items that he finds, within his sole discretion, to be inappropriate or offensive or in conflict with any memorabilia deals currently in place.
iv.	All items signed shall be provided by Company at their sole cost and expense.

(b)	One two (2) hour recording and photo sessions for COMPANY (“Production Session”).
i.	on a date/time/location mutually agreeable to all parties
ii.	purpose of Production Session shall be to record a radio commercial voice over and photo shoot

(c)	One five (5) minute radio interview to announce/launch the Campaign.
i.	interviews shall be on a date/time convenient for Athlete and based upon availability of radio station

(d)	Post written announcements to promote Campaign and/or Product on appropriate social media website (Twitter, Facebook)
i.	messaging shall be supplied by Company
ii.	Athlete shall always remain in control of his social media websites and retain final approval of all posts.

(e)	Athlete agrees to recognize the Product and Campaign on Athlete’s website and during Athlete sponsored charity events.

(f)	COMPANY acknowledges that Athlete’s provision of services hereunder is on a non-exclusive and independent contractor basis.

4.	Compensation. (a) In consideration of Athlete’s obligations as set forth in Paragraph 3 hereof, Company agrees to pay Athlete:
i.	Company agrees to compensate Athlete with Ninety Thousand ($90,000) U.S. Dollars worth of Attitude Drinks Incorporated (ATTD) stock.
1.	Stock shall be valued at Two Cents ($0.02) per share for a total of four Million Five Hundred Thousand (4,500,000) shares
2.	Seventy-two Thousand ($72,000) U.S. Dollars of Stock shall be issued in the name of LeSean McCoy upon execution of the Agreement.
3.	Nine Thousand ($9,000) U.S. Dollars of Stock shall be issued in the name of Ishmail Kamara.
4.	Nine Thousand ($9,000) U.S. Dollars of Stock shall be issued in the name of KCB Marketing, Inc.
ii.	Company agrees to compensate Athlete a total of Sixty Thousand ($60,000) U.S. Dollars (“Compensation”).
1.	Compensation to be paid in Four (4) quarterly payments of Fifteen Thousand ($15,000) U.S. Dollars due on April 1, 2012, July 1, 2012, October 1, 2012 and January 1, 2012.
2.	Company agrees to provide Athlete with Five (5) cases of Product per month. Athlete to provide delivery location.
iii.	Company agrees to provide Athlete with additional Product for any Athlete sponsored Charity or Foundation events as requested.
iv.	Company agrees to donate a portion of Product sales from distributor locations to the Foundation throughout the Term.
v.	Company agrees to arrange for Point of Sale (“POS”) Donations to be made by consumers at distributor locations to benefit the Foundation.
vi.	Company agrees to purchase media promotional packages from Radio stations in the Philadelphia area to promote the Foundation and Campaign.

(b)	All payments to Athlete shall be made payable to KCB Sports Marketing and delivered to the attention of Robert Bailey at 10635 NW 69th Place, Parkland, FL 33076.

(c)
All payments to Foundation from Product Sales and POS Donations shall be paid at the closing of each three (3) month period from the date of execution of this agreement for a total of four (4) payments throughout the Term; payable to TBD and mailed to

(d)
Athlete’s obligation to provide his services under this Agreement shall be subject to the condition precedent that COMPANY is in full compliance with the payment provision set forth in (a) above and all other terms set forth herein.

(5)
Travel/Accommodations. COMPANY agrees to Athlete, when necessary, first-class round trip airfare, deluxe hotel accommodations and ground transportation to/from airport and Appearance and/or Session for completion of all Services and coach class round-trip air fare for Athlete’s rep, hotel accommodations and ground transportation to/from airport and Appearance and/or Session.

COMPANY agrees to make necessary travel arrangements and shall forward all confirmation numbers and travel itineraries to Athlete or KCB ten (10) days prior to the Appearance or Session.

(6)	Optional Appearances. Company reserves the right to request additional appearances by Athlete to promote the Product and Athlete can accept or decline the request at his sole discretion.
(a)	If Company requests any additional appearances, all parties must mutually agree upon a date,time and location.
(b)	Additional appearances shall be no longer than Ninety (90) minutes in length.
(c)	Compensation for each additional appearance shall be Fifteen Thousand ($15,000) U.S.Dollars.
i.	Athlete reserves the right to determine if said additional compensation shall be paidto himself or the Foundation.

7.
Advertising (a) Throughout the Term, but not thereafter, COMPANY may advertise and Promote the Product and Campaign using Athlete’s name and likeness. COMPANY agrees that any advertisements and/or promotional materials that feature or incorporate Athlete’s name and/or likeness will be submitted to Athlete’s authorized agent at the address set forth in Paragraph 1 above for approval prior to any use by or on behalf of COMPANY. Athlete agrees that any material submitted hereunder will not be unreasonably disapproved and, if it is disapproved, that COMPANY will be advised of the specific grounds therefore. COMPANY agrees to protect, indemnify and save harmless Athlete and Athlete’s authorized agent, or either of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, arising out of, or in any way connected with, any advertising and promotional material furnished by, or on behalf of, COMPANY.

8.
Trademarks. Nothing contained herein shall be construed to convey to COMPANY any right to use the trademarks, logos, team identifications, uniforms, or uniform numbers (“Marks”) of any professional, collegiate, or amateur football association and/or league (including any member clubs or teams of such association and/or league) including, but not limited to the NFL or the Philadelphia Eagles, in conjunction with the Athlete Services provided hereunder. All rights to the use of such Marks must be acquired from the appropriate rights holder, and if such Marks are used by Company, then, in such event COMPANY (a) shall provide Athlete in advance with satisfactory evidence of COMPANY’s right to use such Marks and (b) agree to indemnify, protect and hold Athlete and Athlete’s authorized agent harmless from and against any and all claims, damages and/or losses which may arise from COMPANY’s use of such Marks.

9.
Representations and Warranties. COMPANY and Athlete represent and warrant to each other that (a) they have the full power, authority and ability to enter into this Agreement on behalf of themselves and (b) they will perform their obligations hereunder in accordance with the terms and conditions hereof.

10.
Indemnification. (a) COMPANY hereby indemnifies and holds Athlete and Athlete’s authorized agent, representatives, affiliated entities harmless from any and all losses, injuries, expenses, damages, claims, suits, actions, judgments, liabilities and costs whatsoever (including reasonable attorneys’ fees and court costs) arising out of or in any way connected with this Agreement, the Appearances, or the Services (b) Athlete hereby indemnifies and holds COMPANY and COMPANY’S agents, representatives, employees, damages, claims, suits, actions, judgments, liabilities and costs whatsoever (including reasonable attorneys’ fees and court costs) arising out of or in any way connected with this Agreement, the Event, or the Services. The foregoing Indemnification shall survive any termination or the expiration of the Term of this Agreement

11.
Force Majeure. If Athlete or Foundation, for circumstances beyond their reasonable control such as an illness/injury (to Athlete or family member), act or threat or terrorism, emergency, act of God, being traded to another professional team, professional commitment to the Philadelphia Eagles or Athlete’s employer exercises its right to prohibit Athlete from performing Services, cannot fulfill his obligation, it is agreed that such non-performance shall not be a default by Athlete and the parties agree to negotiate in good faith for a mutually agreeable substitute date to perform the services or such other reasonable substitute services.

12.
Applicable Law and Arbitration. This Agreement shall be construed, controlled and interpreted according to the laws of the State of Florida. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be arbitrated in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

13.
Limitation of Liability. Notwithstanding anything to the contrary contained herein, if COMPANY incurs any expenses, damages or other liabilities (including without limitation, reasonable attorneys’ fees) in connection herewith, Athlete’s liability shall be limited to proven, direct, actual damages incurred by COMPANY, and Athlete’s maximum liability to COMPANY hereunder will not exceed the monies actually received by Athlete hereunder. In no event will Athlete be liable hereunder for any consequential , punitive, indirect, reliance or incidental damages, whether or not Athlete had been advised of the possibility of such damages.

14.
Termination. (a) Either party may terminate this Agreement upon 30 days prior written notice in the event of a breach of the Agreement by the other party, which breach cannot be cured within 15 days. (b) COMPANY may terminate this Agreement with no prior notice in the event or occurrence of either of the following:

i.
COMPANY determines, in its sole discretion, that the actions or statements of Athlete or Foundation create an image or association in the eyes of the public which COMPANY determines, could be detrimental to the images of COMPANY, or that would reasonable be deemed to shock, insult or offend a reasonable person.

ii.	if Athlete is no longer employed by the Philadelphia Eagles for reasons other than retirement or trade.
iii.
In such event of Termination by COMPANY, Athlete will be entitled to keep the earned compensation if he has already performed all of the services outlined in Section (3) of this Agreement or if not yet received is due and owing to Athlete.

(c)	Athlete and/or Foundation may terminate this Agreement with no prior notice in the event or occurrence of either of the following:
i.	if COMPANY is adjudicated as insolvent or declares bankruptcy
ii.	if COMPANY fails to compensate Athlete and/or Foundation of any sums due pursuant to this Agreement.

15.	Assignment. Neither party may assign this Agreement or any of its obligations hereunder without the prior written consent of the other.

16.
Limitation of Rights to Bind. COMPANY shall have no rights or power to enter into any Agreement in the name of or on the behalf of Athlete or to otherwise obligate in any manner, without the prior written consent from Athlete on any matter not contained within this Agreement.

17.
Cancellation. (a) COMPANY understands and agrees that Athlete is foregoing other opportunities to enter into this Agreement. Therefore if COMPANY cancels, suspends, postpones or materially modifies this Agreement in any way after the Agreement is executed, 50% of the Fee ($30,000) will be retained by Athlete or, if not yet received, is due and owing to Athlete.

18.	Independent Contractor. The parties agree and acknowledge that Athlete’s performance of Services for COMPANY hereunder is as an independent contractor.

19.
Notices. In the event notices are required to be sent under the provisions of this Agreement, they will be mailed, postage prepaid by certified or registered mail, return receipt requested, addressee as follows:

LeSean McCoy	Attitude Drinks Incorporated
c/o Robert Bailey	c/o Roy Warren
KCB Sports Marketing	10415 Riverside Drive, Ste 101
10635 NW 69th Place	Palm Beach Gardens, FL 33410
Parkland, FL 33076

20.
Privacy. (a) COMPANY (including its employees and agents) shall not disclose to any third parties any information relating to Athlete including, but not limited to, any information that is not generally available to the public (such as Athlete’s telephone and cell numbers) (b) it is hereby agreed that the specific terms and conditions of this Agreement including, but not limited to, the financial terms, are strictly confidential and shall not be divulged to any third parties without the prior written consent of both Company and Athlete/Foundation, unless otherwise required by law.

21.
Entire Agreement: Counterparts. This writing embodies the entire agreement between the parties regarding the services hereunder, thereby superseding all other agreements, whether written or oral, which may exist between the parties, and this Agreement may not be amended or changed without a writing to be signed by the party or parties to be charged thereby. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and when executed, either separately or together, shall constitute but a single original instrument, effective in the same manner as if the parties had signed one and the same instrument.

If the foregoing accurately sets forth our understanding, please sign below, whereupon the signature will form the parties’ agreement.

Accepted:

/s/ Roy Warren
Roy Warren, CEO	February 23, 2012
Attitude Drinks Incorporated	Date

/s/ LeSean McCoy	February 28, 2012
LeSean McCoy	Date

/s/ Robert Bailey	February 28, 2012
Robert Bailey, President	Date